                                                                     EXHIBIT 12

                           ICON FITNESS CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 YEAR ENDED MAY 31,                     SIX MONTHS ENDED               PRO FORMA
                          ----------------------------------------  -------------------------   -----------------------
                                                                                                            SIX MONTHS
                                                                                                YEAR ENDED    ENDED
                                                                    DECEMBER 2,  NOVEMBER 30,    MAY 31,   NOVEMBER 30,
                          1992    1993    1994    1995       1996      1995          1996          1996        1996
                          -----  ------  ------  -------     -----  -----------  ------------   ---------- ------------
Pre-tax income (loss)
from continuing opera-
tions...................  $7.42  $16.25  $25.03  $(17.60)    $9.52     $4.10       $(21.59)       $18.02     $(17.54)
Fixed charges:
 Interest expense.......   4.89    5.47    6.22    21.50     36.53     18.00         20.63         53.42       27.58
 Amortization of de-
 ferred financing fees
 (1)....................    .56     .86     .46     1.74      3.48      1.75          2.06          3.90        2.26
 Rental expense (25%)...   0.44    0.50    0.49     0.72      0.63       .36           .32          3.52        1.76
 Preferred stock divi-
 dends..................   0.53    0.53    0.53     0.24       --        --            --            --          --
 Dividends on preferred
 stock of subsidiary
 held by a minority in-
 terest.................    --      --      --      2.80      5.10      2.55          2.13           --          --
                          -----  ------  ------  -------     -----     -----       -------        ------     -------
 Total fixed charges....   6.42    7.36    7.70    27.00     45.74     22.66         25.14         60.84       31.60
Earnings before income
taxes and fixed charges.  13.84   23.61   32.73     9.40     55.26     26.76          3.55         78.86       14.06
                          =====  ======  ======  =======     =====     =====       =======        ======     =======
Ratio of earnings to
fixed charges...........    2.2x    3.2x    4.3x     0.3x(2)   1.2x      1.2x(2)       0.1x(2)       1.3x        0.4x(2)
                          =====  ======  ======  =======     =====     =====       =======        ======     =======

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(1) For the years ended May 31, 1992, 1993 and 1994, deferred financing fee amortization was included in management fees and corporate allocations charged by Weider.
(2) Earnings were insufficient to cover fixed charges by $17.6 million, $21.6 million and $17.5 million for the year ended May 31, 1995, the six months ended November 30, 1996, and the pro forma six months ended November 30, 1996, respectively.